AMD Reports 2017 First Quarter Results - CFO Commentary
May 1, 2017

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available at quarterlyearnings.amd.com.
Q1 2017 - Financial Highlights

•	Q1 2017 results were based on a 13 week quarter.

•	Revenue of $984 million, up 18% year-over-year (y/y) and down 11% quarter-over-quarter (q/q)

•	GAAP Results:

◦	Gross margin was 34%, up 2 percentage points y/y and up 2 percentage points q/q.

◦	Operating loss was $29 million, compared to operating losses of $68 million a year ago and $3 million in the prior quarter.

◦	Net loss was $73 million, compared to net losses of $109 million a year ago and $51 million in the prior quarter.

◦	Loss per share was $0.08, compared to a loss per share of $0.14 a year ago and a loss per share of $0.06 in the prior quarter.

•	Non-GAAP Results:

◦	Gross margin was 34%, up 2 percentage points y/y and up 2 percentage point q/q.

◦	Operating loss was $6 million, compared to an operating loss of $55 million a year ago and operating income of $26 million in the prior quarter.

◦	Net loss was $38 million, compared to net losses of $96 million a year ago and $8 million in the prior quarter.

◦	Loss per share was $0.04, compared to a loss per share of $0.12 a year ago and a loss per share of $0.01 in the prior quarter.

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Q1 2017 - Additional Financial Commentary

GAAP and non-GAAP gross margin was 34%, up 2 percentage points y/y and q/q due to a higher overall mix of revenue from the Computing and Graphics segment and a richer product mix within that segment due to Ryzen desktop processor sales.

Operating expenses were $387 million (or 39% of revenue), up $43M y/y and up $2M q/q

•	R&D expenses were $266 million (or 27% of revenue), up $24M y/y and up $2M q/q

•	SG&A expenses were $121 million (or 12% of revenue), up $16M y/y and flat q/q

Non-GAAP operating expenses were $364 million (or 37% of revenue), up $32M y/y and up $7M q/q

•	Non-GAAP R&D was $252 million (or 26% of revenue), up $19M y/y and up $3M q/q

•	Non-GAAP SG&A was $112 million (or 11% of revenue), up $13M y/y and up $4M q/q

Operating expenses ($M):

	Q1-17	Q4-16	Q1-16
GAAP	$387M	$385M	$344M
Non-GAAP	$364M	$357M	$332M

Licensing gain associated with our server joint venture (JV) with THATIC was $27 million, up from $7 million a year ago, and down from $31 million in the prior quarter.

Operating loss was $29 million, compared to operating losses of $68 million a year ago and $3 million in the prior quarter.

Non-GAAP operating loss was $6 million, compared to an operating loss of $55 million a year ago and operating income of $26 million in the prior quarter.

Depreciation and amortization was $34 million, flat from a year ago and the prior quarter.

Interest expense was $32 million, compared to $40 million a year ago and $34 million in the prior quarter. The y/y and q/q decreases were primarily due to a lower overall interest rate and lower debt balance.

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Other expense, net was $5 million, compared to a net expense of $0 a year ago and a net expense of $7 million in the prior quarter.

Provision for income taxes was $5 million, compared to $1 million a year ago and $5 million in the prior quarter.

Non-GAAP interest expense, taxes and other was $32 million compared to $41 million a year ago and $34 million in the prior quarter. The y/y and q/q decrease was primarily due to reduced interest expense.

Equity loss in investee, related to our 15% ownership stake in the ATMP JV, was $2 million, flat compared to the prior quarter.

Net loss was $73 million, compared to net losses of $109 million a year ago and $51 million in the prior quarter.

Non-GAAP net loss was $38 million, compared to net losses of $96 million a year ago and $8 million in the prior quarter.

Loss per share was $0.08, compared to a loss per share of $0.14 a year ago and a loss per share of $0.06 in the prior quarter. In Q1 2017, EPS was calculated using 939 million basic shares.

Non-GAAP net loss per share was $0.04, compared to a loss per share of $0.12 a year ago and a loss per share of $0.01 in the prior quarter. In Q1 2017, EPS was calculated using 939 million basic shares.

Adjusted EBITDA was $28 million, compared to negative $22 million a year ago and positive $60 million in the prior quarter.
Q1 2017 Segment Results
Computing and Graphics:

•
Revenue was $593 million, up 29% y/y and down 1% q/q. The y/y increase was primarily driven by higher sales from Ryzen desktop and graphics processors. The better than seasonal q/q decrease was due to lower mobile and graphics processor sales largely offset by Ryzen desktop processor sales.

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◦	Client average selling price (ASP) was up y/y and q/q driven by desktop processor ASP, slightly offset by mobile processor ASP.

◦	GPU ASP increased y/y and q/q due primarily to higher desktop GPU ASP.

•
Operating loss was $15 million, compared to operating losses of $70 million a year ago and $21 million in the prior quarter. The y/y improvements were driven by higher revenue. The q/q improvement was driven primarily by lower operating expenses.

Enterprise, Embedded and Semi-Custom:

•
Revenue was $391 million, up 5% y/y and down 23% q/q. The y/y increase was driven primarily by higher semi-custom SoC revenue. The q/q decline was primarily due to seasonally lower sales of our semi-custom SoCs.

•
Operating income was $9 million, compared to an operating income of $16 million a year ago and an operating income of $47 million in the prior quarter. The y/y decline was primarily due to higher server related R&D investments, partially offset by an increase in the THATIC JV licensing gain. The q/q decline was primarily due to seasonally lower sales of semi-custom SoCs.

Balance Sheet

Cash, cash equivalents and marketable securities were $943 million at the end of Q1 2017, compared to $1.26 billion at the end of the prior quarter.

•
The sequential decrease was driven primarily by Q1 2017 revenue linearity and increased inventory ahead of new product ramps and semi-custom SoC sales. Q1 2017 cash balance was also affected by debt interest payments. These factors contributed to negative free cash flow of $322 million in Q1 2017.

•	Approximately 93% of cash, cash equivalents and marketable securities was held domestically.

Inventory was $839 million exiting the quarter, compared to $751 million at the end of the prior quarter. Inventory levels were higher in support of the ramp of new products and Semi-Custom SoC sales.

Capital Expenditures were $23 million in Q1 2017 compared to $21 million at the end of the prior quarter. Starting in Q1 2017, production mask sets are now classified as property, plant and equipment on the balance sheet. This change does not have an impact on free cash flow.

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Payables to related parties on the Balance Sheet was $329 million. This item includes payables to GLOBALFOUNDRIES and our ATMP JV. Total wafer purchases from GLOBALFOUNDRIES were $152 million in Q1 2017.

Long term debt on the Balance Sheet as of the end of the quarter was $1.41 billion, down from $1.44 billion in the prior quarter primarily due to debt reduction activities. The Q1 2017 principal debt amount of $1.73 billion, down from $1.77 billion as of the end of Q4 2016.
Total Debt

(Millions)	Q1-17	Q4-16	Q1-16
6.75% Senior Notes due 2019	$191	$196	$600
6.75% Senior Notes due 2019—Interest Rate Swap	—	—	4
7.75% Senior Notes due 2020	—	—	450
7.50% Senior Notes due 2022	347	350	475
7.00% Senior Notes due 2024	390	416	500
2.125% Convertible Senior Notes due 2026	805	805	—
Other*	1	1	230
Total Debt (principal amount)	$1,734	$1,768	$2,259
Unamortized debt discount associated with 2.125% Convertible Senior Notes due 2026	$(302)	$(308)	$—
Unamortized debt issuance costs	$(24)	$(25)	$(23)
Total Debt (net)	$1,408	$1,435	$2,236

* Includes ABL and deferred gain on sale of swap

Free cash flow was negative $322 million, compared to negative free cash flow of $68 million in Q1 2016 and positive $167 million in the prior quarter. Operating cash flow in Q1 2017 was lower compared to the prior quarter due primarily to the timing of sales and collections.
Outlook
The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2016.

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For Q2 2017, based on a 13 week quarter, we expect:

•	Revenue to increase 17% q/q, plus or minus 3%. The midpoint of guidance would result in a y/y increase of 12%.

•	Non-GAAP gross margin to be approximately 33%,

•	Non-GAAP operating expenses to be approximately $370 million,

•	THATIC JV licensing gain of approximately $20 million,

•	Non-GAAP interest expense, taxes and other to be approximately $30 million, and

•	Inventory to be down versus Q1 2017.

For the full year 2017, based on 52 weeks, we expect:

•	Revenue to increase low double digit percentage y/y,

•	To improve non-GAAP gross margin and achieve non-GAAP net income,

•	THATIC JV-related licensing gain of approximately $50 million,

•	Non-GAAP interest expense, taxes and other to be approximately $30 million per quarter,

•	Capital expenditures of approximately $140 million, including the capitalization of production mask sets beginning Q1 2017, and

•	Inventory to be down from the end of 2016.

***********************************************

Investor Contacts:
Laura Graves	Alina Ostrovsky
408-749-5467	408-749-6688
laura.graves@amd.com	alina.ostrovsky@amd.com

Non-GAAP Measures

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP research and development and marketing, general and administrative expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, non-GAAP interest expense, taxes and other, Adjusted EBITDA and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, stock-based compensation expense and restructuring and other special charges, net. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists

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investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates non-GAAP free cash flow in the financial earnings press release because the Company’s management believes it is of importance to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations within the financial earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

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Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q1-17	Q4-16	Q1-16
GAAP Gross Margin	$331	$351	$269
GAAP Gross Margin %	34%	32%	32%
Stock-based compensation	—	1	1
Non-GAAP Gross Margin	331	352	270
Non-GAAP Gross Margin %	34%	32%	32%

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q1-17	Q4-16	Q1-16
GAAP operating expenses	$387	$385	$344
Restructuring and other special charges, net	—	—	(3)
Stock-based compensation	23	28	15
Non-GAAP operating expenses	364	357	332

Reconciliation of GAAP to Non-GAAP Research and Development (R&D) and Marketing, General and Administrative Expenses (SG&A)

(Millions)	Q1-17			Q4-16			Q1-16
	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total
GAAP R&D & SG&A	$266	$121	$387	$264	$121	$385	$242	$105	$347
Stock-based compensation	14	9	23	15	13	28	9	6	15
Non-GAAP R&D & SG&A	$252	$112	$364	$249	$108	$357	$233	$99	$332
Reconciliation of GAAP Operating Loss to Non-GAAP Operating Income (Loss)

(Millions)	Q1-17	Q4-16	Q1-16
GAAP operating loss	$(29)	$(3)	$(68)
Restructuring and other special charges, net	—	—	(3)
Stock-based compensation	23	29	16
Non-GAAP operating income (loss)	$(6)	$26	$(55)

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Reconciliation of GAAP to Non-GAAP Net Loss/Loss per Share

(Millions except per share amounts)	Q1-17		Q4-16		Q1-16
GAAP net loss /loss per share	$(73)	$(0.08)	$(51)	$(0.06)	$(109)	$(0.14)
Loss on debt redemption	4	—	7	0.01	—	—
Non-cash interest expense related to convertible debt	6	0.01	5	0.01	—	—
Restructuring and other special charges, net	—	—	—	—	(3)	—
Stock-based compensation	23	0.02	29	0.03	16	0.02
Equity loss in investee	2	—	2	—	—	—
Non-GAAP net loss/ loss per share	$(38)	$(0.04)	$(8)	$(0.01)	$(96)	$(0.12)

Reconciliation of GAAP to Non-GAAP Interest Expense, Taxes and Other

(Millions)	Q1-17	Q4-16	Q1-16
Interest expense	$(32)	$(34)	$(40)
Other expense, net	(5)	(7)	—
Provision for income taxes	(5)	(5)	(1)
Total GAAP Interest Expense, Taxes and Other	$(42)	$(46)	$(41)
Loss on debt redemption	4	7	—
Non-cash interest expense related to convertible debt	6	5	—
Total Non-GAAP Interest Expense, Taxes and Other	$(32)	$(34)	$(41)

Reconciliation of GAAP Operating Loss to Adjusted EBITDA

(Millions)	Q1-17	Q4-16	Q1-16
GAAP operating loss	$(29)	$(3)	$(68)
Restructuring and other special charges, net	—	—	(3)
Stock-based compensation	23	29	16
Depreciation and amortization	34	34	33
Adjusted EBITDA	$28	$60	$(22)

Non-GAAP Free Cash Flow Reconciliation

(Millions)	Q1-17	Q4-16	Q1-16
GAAP net cash provided by (used in) operating activities	$(299)	$188	$(42)
Purchases of property, plant and equipment	(23)	(21)	(26)
Non-GAAP free cash flow	$(322)	$167	$(68)

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Cautionary Statement

This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) including AMD's financial outlook for the second quarter of 2017 and fiscal 2017, including revenue, non-GAAP gross margin, non-GAAP operating expenses, licensing gain associated with the THATIC JV, non-GAAP interest expense, taxes and other, inventory, non-GAAP net income and capital expenditures, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD has a wafer supply agreement with GF with obligations to purchase all of its microprocessor and APU product requirements, and a certain portion of its GPU product requirements, from GLOBALFOUNDRIES Inc. (GF) with limited exceptions. If GF is not able to satisfy AMD’s manufacturing requirements, its business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD’s business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; global economic uncertainty may adversely impact AMD’s business and operating results; the markets in which AMD’s products are sold are highly competitive; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a substantial amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and the Secured Revolving Line of Credit impose restrictions on AMD that may adversely affect its ability to operate its business; uncertainties involving the ordering and shipment of AMD’s products could materially adversely affect it; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on its results of operations; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on AMD’s products, its ability to sell its products could be materially adversely affected; AMD’s reliance on third-party distributors and AIB partners subjects it to certain risks; AMD’s inability to continue to attract and retain qualified personnel may hinder its business; AMD's issuance to West Coast Hitech L.P. (WCH) of warrants to purchase 75 million shares of its common stock, if and when exercised, will dilute the ownership interests of its existing stockholders, and the conversion of the 2.125% Convertible Senior Notes due 2026 may dilute the ownership interest of its existing stockholders, or may otherwise depress the price of its common stock; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its Secured Revolving Line of Credit, which would result in a default under the indentures and its Secured Revolving Line of Credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect its business in the future; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of, its common stock; AMD’s business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; data breaches and cyber-attacks could compromise AMD’s intellectual property or other sensitive information, be costly to remediate and cause significant damage to its business and reputation; AMD’s operating results are subject to quarterly and seasonal sales patterns; if essential equipment, materials or manufacturing processes are not available to manufacture its products, AMD could be materially adversely affected; if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; the completion and impact of the 2015 Restructuring Plan, its transformation initiatives

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and any future restructuring actions could adversely affect AMD; AMD may incur future impairments of goodwill; AMD's stock price is subject to volatility; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD’s business is subject to potential tax liabilities; and AMD is subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities.  Investors are urged to review in detail the risks and uncertainties in AMD's Securities and Exchange Commission filings, including but not limited to AMD's Annual Report on Form 10-K for the year ended December 31, 2016.

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